EXHIBIT 99.2

CONSTRUCTION AT PAN GOLD PROJECT NEARS COMPLETION
MIDWAY EXPECTS FIRST GOLD PRODUCTION IN MARCH

DENVER, CO – March 03, 2015 – Midway Gold Corp. (TSX and NYSE-MKT: MDW) (the “Company” or “Midway”) is pleased to announce that construction of the Pan Gold Mine (“Pan”) in Nevada is approximately 93% complete and first gold production is expected by the end of March.

Recent Pan Project Milestones:

•	On February 7, after six days of irrigation, initial breakthrough of fresh water that had been cycled through the pad was realized.

•	As of the end of February, 3.1 million tons of ore have been placed on the heap leach pad.

•	2.0 million tons of ore are currently being irrigated with solution flows to the leach pad at approximately 14% of capacity, as the system ramps up to the design of 5,000 gallons per minute.

Bill Zisch, Midway’s President & CEO commented, “While we have encountered some delays, we continue to make good progress and construction of our Pan gold project is now 93% complete. With recent milestones achieved, we expect first gold production at Pan by the end of March. We have contracted Jacobs Field Services to support commissioning of the process facilities and have moved beyond delays associated with the loss of one of our water wells. In addition, we have secured temporary local occupancy permits that allow us to begin operation of the ADR (Adsorption/Desorption Recovery) plant. We expect to begin leaching with cyanide this week and estimate that we will be able to produce gold approximately twenty days following the application of cyanide solution. We are excited to become a new producing company this month. Generation of revenue from Pan will mark the culmination of a great deal of collective efforts over the past several years.”

March 3, 2015

Resolution of Previously Announced Delays:

•
The second production well (PW2) that had a mechanical malfunction on January 1, 2015 was abandoned and a replacement well is approximately 87% complete. Prior to initiating irrigation of the heap, both operating ponds were filled to capacity by pumping solely from the first production well (PW1) at a rate that was below the more productive PW2. While both ponds are now filled, the Company did experience a delay of several days while the pump motor was replaced on PW1. Having begun irrigation, water is no longer likely to be a source of leaching delays as PW1 has more than adequate capacity to provide make-up water for leach operations as planned. In addition to replacing PW2, Midway will begin developing a permitted third well to support construction of a leach pad expansion scheduled for later this year.

•	Temporary local occupancy permits have been received for the ADR plant and are not expected to contribute to any further delays.

On-Going Construction:

•	ADR plant instrumentation and equipment installation, and commissioning of the refinery, represent a majority of the remaining plant construction activities.

•
The 69 kV power line to the Pan mine is 76% complete with line power expected in early May. In the meantime, mobile generators are providing power to the project. Spending for completion of the power line is expected to be within budget.

March 3, 2015

•	Ore control assays, currently outsourced to a commercial lab, are expected to be provided on–site with commissioning of the lab in April.

•	The total capital expenditure at project completion is estimated to be US$84 million and the estimate of project spending as of January 31, 2015 is approximately US$76 million.

Current Operations and Budgeting:

•
Contract mining, being performed by Ledcor CMI Inc., has ramped up and is currently exceeding planned production levels of 55,000 tons per day. In 2015 to date, tons mined, including tons placed on the pad, have exceeded budget.

•
Early sampling of ore grades have generally been below modeled grades with tonnage variances being both positive and negative. As is appropriate during start-up of a mine when observing initial variances averaging below expectations, the Company has engaged an independent engineering firm to review modeling, sampling, and assaying practices to gain an informed understanding of tonnage and grade variances to date. Sustained gold production from the heap will provide an additional data point from which to complete an assessment of initial model performance and will provide the first estimate of actual gold recoveries.

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During 2015, near mine exploration expenditures at Pan are budgeted at US$2.5 million. Exploration drilling of the South Pan deposit will target expanding the northern and southern extensions of the existing resource along with targeting of the Wendy Deep zone. Step-out drilling in these areas will allow us to evaluate the potential to upgrade resources to reserves and exploration drilling will allow us to evaluate expanding the resources as these areas remain open at this time. While there is no assurance of exploration success, the objective of the exploration program is to determine if the mine life at Pan can be extended or production expanded.

March 3, 2015

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Midway has drawn US$47.5 million of the US$53 million project finance facility held with Commonwealth Bank of Australia (“CBA” or the “Lender”). The Company is required to satisfy certain covenants, tests and obligations related to the facility, including schedule and other contingencies, in order to continue to draw amounts available under the facility and to remain in compliance with its terms. Based on current projections, a two week delay from an internal targeted mid-March pour will likely now result in a working capital shortfall of about US$5 million. In addition, Midway is working through the terms of a credit amendment with the Lender. As a contingency, these terms may require the Company to fund project working capital for a scenario under which first production is assumed to be May 1, 2015 and potentially defer project distributions which could increase corporate working capital needs from prior estimates. The Company’s performance in the coming weeks will impact the amount of these contingencies and Midway is evaluating alternatives to fund working capital needs.

•
Sustaining capital in 2015 includes US$8 million for construction of the second stage of the heap leach pad at Pan. This expansion, anticipated for completion by September 2015, is planned to more than double leach pad capacity. A total of 2.2 million square feet, capable of holding up to 12 million tons, will be added to the existing pad, which has a current capacity of approximately 8 million tons.

Gold Rock Development Activities:

The team that successfully led Pan through the timely completion of the National Environmental Policy Act (NEPA) permitting process have now shifted their attention to Gold Rock, with activities this year focused primarily on the funding of the NEPA process and the collection of baseline data. On February 13, the Company received its Notice of Availability (NOA) from the Nevada Bureau of Land Management (BLM) for Gold Rock and has initiated a public comment period that will conclude on March 30, 2015. Approximately US$1 million is budgeted for Gold Rock permitting activities in 2015.

March 3, 2015

About Midway Gold Corp.

Midway Gold Corp. is a precious metals company with a vision to explore, design, build and operate gold mines in a manner accountable to all stakeholders while seeking returns for shareholders.

The scientific and technical information in this release has been reviewed and approved for Midway Gold Corp. by Eric LeLacheur, Nevada District Geologist, and “Qualified Person” as defined under NI 43-101.

Midway Gold Corp.
Jaime Wells, 720-979-0900
Investor Relations
www.midwaygold.com

Neither the TSX, its Regulation Services Provider (as that term is defined in the policies of the TSX ) nor the NYSE MKT accepts responsibility for the adequacy or accuracy of this release.

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to, statements about the Company's intended work plans and estimates, including construction plans and progress on the Pan Project, estimated production dates, percentage completion, permitting expectation, total capital expenditures for mine construction, evaluation of preliminary sampling, tonnage and grade estimates, projected mine expenditures, projected exploration expenditures, projected revenues, potential to expand resources or reserves, budget and capital requirement estimates and plans for expansion, second stage construction of the leach pad in relation to the Pan Project, projected working capital needs and potential outcomes of negotiations with our lender. Forward-looking statements are typically identified by words such as: “plan", "expect", "anticipate", "intend", "estimate", “budgeted” and similar expressions or the negative of such expressions or which by their nature refer to future events. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation, risks related to the timing and completion of the Company's intended work plans, risks related to fluctuations in gold prices; uncertainties related to raising sufficient financing to fund the planned work in a timely manner and on acceptable terms; changes in planned work resulting from weather, logistical, technical or other factors; the possibility that results of work will not fulfill expectations and realize the perceived potential of the Company's properties; uncertainties involved in the interpretation of drilling results, modelling, engineering and other analysis; risk of inaccurate estimation of gold resources and reserves; inability to meet debt covenants and obligations; the possibility that the estimated recovery rates and grades may not be achieved as modelled or projected; the possibility that capital and operating costs may be higher than currently estimated and may render operations uneconomic; risk of accidents, equipment breakdowns and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in the work program; inherent, unanticipated and unknown risks associated with startup and commissioning of the ADR plant and production activities; the possibility that required permits may not be obtained on a timely manner or at all; changes in interest and currency exchanges rates; local and community impacts and issues; environmental costs and risks; and other factors identified in the Company's SEC filings and its filings with Canadian securities regulatory authorities. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change. Although the Company believes that such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. For the reasons set forth above, investors should not attribute undue certainty to or place undue reliance on forward-looking statements.